EXHIBIT 10.3

AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Amendment is made and entered into effective as of September 27, 2007 (this “Amendment”) and amends that certain Purchase and Sale Agreement, dated as of August 3, 2007 and amended as of September 14, 2007 (the “Agreement”), by and between MeadWestvaco Coated Board, Inc. (“Seller”) and Wells Timberland Acquisition, LLC (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Seller and Purchaser wish to amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

1.	Section 3.1 of the Agreement is hereby amended in its entirety and insert in lieu thereof the following:

Section 3.1 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party or Parties entitled to the benefit thereof, of the conditions set forth in Article XIII, at such place as mutually agreed upon by the Parties at 9:00 a.m., Eastern Daylight Savings Time, on the later of (i) October 4, 2007 or (ii) subject to the provisions of Section 15.1(b) hereof, the date upon which all of the conditions set forth in Article XIII shall have been satisfied, or waived by the Party or Parties entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing) but in no event later than the Termination Date (the “Closing Date”). Except as specifically provided herein, time is of the essence for this Agreement for all purposes.

2.	Section 15.1(b) of the Agreement is hereby amended in its entirety and insert in lieu thereof the following:

(b) by either Seller or Purchaser, if the Closing has not occurred by October 5, 2007 (such date the “Termination Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 15.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Closing to have occurred by such time;

3.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

4.

Except to the extent amended hereby, the provisions of the Agreement shall remain unmodified, and the Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

5.	This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEADWESTVACO COATED BOARD, INC.

By:	/s/ James H. Hill
Name:	James H. Hill
Title:	Vice President - Forestry

WELLS TIMBERLAND ACQUISITION, LLC

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President